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Exhibit 99.3

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                        , 201    )

$

% [Insert ranking/conversion information] Notes due

          We are offering $            in aggregate principal amount of        % [Insert ranking/conversion information] notes due            , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.]

          Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management LLC manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

          This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the "SEC." This information is available free of charge by contacting us at 10 East 40th Street, 44th Floor, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

          Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page S-  of this prospectus supplement and page     of the accompanying prospectus, including the risk of leverage.

          The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	$	$

Sales Load (underwriting discounts and commissions)	$	$

Proceeds to Prospect Capital Corporation, before expenses(1)	$	$

(1)
Before deducting estimated offering expenses payable by us of approximately $            .

          [The underwriters may also purchase up to an additional $            total aggregate principal amount of Notes offered hereby, less the sales load (underwriting discounts and commissions), within                    days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $            , and the total sales load (underwriting discounts and commissions) will be $            . The proceeds to us would be $            , before deducting estimated offering expenses payable by us of approximately $            .]

          THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

          Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about                        , 201            .

Prospectus Supplement dated                                    , 201

(1)
In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

 FORWARD-LOOKING STATEMENTS

        Our annual report on Form 10-K for the year ended June 30, 201 , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the "1934 Act," which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projected," "projections," "plans," "seeks," "anticipates," "anticipated," "should," "could," "may," "will," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

  •
  our future operating results,

  •
  our business prospects and the prospects of our portfolio companies,

  •
  the impact of investments that we expect to make,

  •
  our contractual arrangements and relationships with third parties,

  •
  the dependence of our future success on the general economy and its impact on the industries in which we invest,

  •
  the ability of our portfolio companies to achieve their objectives,

  •
  difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

  •
  the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

  •
  adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

  •
  a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

  •
  our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

  •
  the adequacy of our cash resources and working capital,

  •
  the timing of cash flows, if any, from the operations of our portfolio companies,

  •
  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

S-i

  •
  authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

  •
  the risks, uncertainties and other factors we identify in "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

        Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

 TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Specific Terms Of The Notes And The Offering	S-3
Risk Factors	S-3
Selected Condensed Financial Data	S-3
Use Of Proceeds	S-3
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	S-3
Capitalization	S-4
Supplement to Material U.S. Federal Income Tax Considerations	S-5
Underwriting	S-5
Legal Matters	S-7
Independent Registered Public Accounting Firm	S-7
Available Information	S-7
Financial Statements	S-8

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

 PROSPECTUS SUMMARY

        This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the the Notes offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the Notes we are offering. You should carefully read the sections titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section "Available Information."

        The terms "we," "us," "our" and "Company," refer to Prospect Capital Corporation; "Prospect Capital Management," "Investment Advisor" and "PCM" refer to Prospect Capital Management LLC; and "Prospect Administration" and the "Administrator" refer to Prospect Administration LLC.

 The Company

        Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies. In this prospectus, we use the term "middle-market" to refer to companies with annual revenues between $50 million and $2 billion. We are a closed-end investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. We invest primarily in senior and subordinated debt and equity of companies in need of capital for acquisitions, divestitures, growth, development and recapitalization. We work with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows.

        We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments have generally ranged between $5 million and $75 million each, although the investment size may be more or less than this range. Our investment sizes are expected to grow as our capital base expands.

        We also acquire controlling interests in companies in conjunction with making secured debt investments in such companies. In most cases, companies in which we invest are privately held at the time we invest in them. We refer to these companies as "target" or "middle market" companies and these investments as "middle market investments."

        We seek to maximize total returns to our investors, including both current yield and equity upside, by applying rigorous credit analysis and asset-based and cash-flow based lending techniques to make and monitor our investments. Many of our investments to date have been in energy-related industries, which consist of companies in the discovery, production, transportation, storage and use of energy resources as well as companies that sell products and services to, or acquire products and services from, these companies. We have made no investments to date in the real estate or mortgage industries, and we do not intend currently to focus on such investments.

        We are currently pursuing multiple investment opportunities, including purchases of portfolios from private and public companies, as well as originations and secondary purchases of particular securities. There can be no assurance that we will successfully consummate any investment opportunity we are currently pursuing. Motivated sellers, including commercial finance companies, hedge funds, other business development companies, total return swap counterparties, banks, collateralized loan obligation funds, and other entities, are suffering from excess leverage, and we believe we are well positioned to capitalize as potential buyers of such assets at attractive prices. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

        As of                        , 201  , we held investments in                        portfolio companies. The aggregate fair value as of                        , 201  of investments in these portfolio companies held on that date is approximately $             million. Our portfolio across all our long-term debt and certain equity investments had an annualized current yield of        % as of                        , 201  . The yield includes interest as well as dividends.

Recent Developments

[Insert description of recent developments at time of offering.]

 SPECIFIC TERMS OF THE NOTES AND THE OFFERING

        This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading "Description of Our Debt Securities" before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

        [Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

        [Insert risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

        You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201    , 201            , 201            , 20            and 20     has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page S-      for more information.

        [Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $            (or approximately $            if the option to purchase up to an additional $             million in aggregate principal amount of Notes is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $            payable by us.

        [Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  (All figures in this section are in thousands except share, per share and other data)

        The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

        [Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

 CAPITALIZATION

        The following table sets forth our capitalization as of                        , 201    :

  •
  on an actual basis;

  •
  on an as adjusted basis giving effect to our distribution with a record date of                        , 201  and our issuance of shares in connection with our dividend reinvestment plan on                        , 201    , the sale of shares of common stock during the period                                    , 201     through                        , 201    (with settlement dates of                        , 201    through                        , 201  ) and repayments on our credit facility; and

  •
  on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of the Notes in the aggregate principal amount of $            less commissions and expenses.

        This table should be read in conjunction with "Use of Proceeds" and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Repayments of Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
2015 Notes
2016 Notes
2017 Notes
2018 Notes
2022 Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt

Stockholders' equity:

Common stock, par value $0.001 per share (500,000,000 common shares authorized;        shares outstanding actual and        shares outstanding as adjusted for stock issuances in connection with our dividend reinvestment plan and pursuant to the                        , 201    equity distribution agreements completed after                        , 201    )

Paid-in capital in excess of par value
Distributions in excess of net investment income
Accumulated realized losses on investments
Net unrealized appreciation on investments

Total stockholders' equity

Total capitalization	$	$	$

(1)
As of                        , 201    , we had $             million of borrowings outstanding under our recently completed extended credit facility. As of                        , 201  , we had $             million of borrowings under our credit facility, representing a $             million decrease in borrowing subsequent to                        , 201    .

 SUPPLEMENT TO MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                                                         are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        [We expect that delivery of the Notes will be made against payment therefor on or about                        , 201    , which will be the fifth business day following the date of the pricing of the Notes (such settlement being herein referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.]

Commissions and Discounts

        An underwriting discount of        % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the option to purchase up to an additional $             million in aggregate principal amount of Notes.]

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional Notes. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the Notes.

	Per Note	[Total Without Option	Total With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

        [The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of                                    of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not in excess of                                    of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

        The expenses of the offering that are payable by us are estimated to be $            (excluding underwriting discounts and commissions).

[Option

        We have granted an option to the underwriters to purchase up to an additional $            aggregate principal amount of the Notes offered hereby at the public offering price within            days from the date of this prospectus supplement solely [to cover any overallotments]. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter's initial principal amount reflected in the above table.]

[Lock-Up Arrangement

        We have agreed that during a period of                        days from the date of this prospectus supplement, we will not, without the prior written consent of                                    , directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any senior unsecured debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for senior unsecured debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing. The foregoing restriction shall not apply to the registration and sale of the Notes to be sold hereunder.]

[Listing

        The Notes are a new issue of securities with no established trading market. We intend to list the Notes on                        . We expect trading in the Notes on                        to begin within            days after the original issue date. Currently there is no public market for the Notes.

        We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilization, Short Positions

        In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Electronic Offer, Sale and Distribution of Notes

        The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers.

Other Relationships

        The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they have received or will be entitled to receive customary fees and commissions. In particular, affiliates of certain of the underwriters are lenders under our credit facility.

        [Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

        [Describe if underwriters receiving proceeds of offering, if required by FINRA.]

        [Insert principal business addresses of underwriters.]

        [Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

        The legality of the Notes will be passed upon for the Company by Joseph Ferraro, our General Counsel. Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), New York, New York, and Venable LLP, as special Maryland counsel, Baltimore, Maryland, will pass on certain matters for the Company. Certain legal matters in connection with the offering will be passed upon for the underwriters by                                                     . Skadden, Arps and Venable LLP each have from time to time acted as counsel for us and our subsidiaries and may do so in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                             is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201 , are available free of charge by contacting us at 10 East 40th Street, 44th floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC's Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

        [Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

$

% [Insert ranking/conversion information] Notes due

PROSPECTUS SUPPLEMENT

[Underwriters]

                        , 201

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FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
PROSPECTUS SUMMARY
The Company
SPECIFIC TERMS OF THE NOTES AND THE OFFERING
RISK FACTORS
SELECTED CONDENSED FINANCIAL DATA
USE OF PROCEEDS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITALIZATION
SUPPLEMENT TO MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION
FINANCIAL STATEMENTS